EXHIBIT 10.3

[employee name]
ISO
Stock Option Agreement

(Incentive Stock Option Granted Under
the Fenix Parts, Inc. 2014 Amended and Restated Incentive Stock Plan)

Subject to the following terms, Fenix Parts, Inc., a Delaware corporation (the “Company”), grants to the following employee of the Company (“Grantee”), as of the following grant date (the “Grant Date”), an incentive stock option (the “Option”) to purchase the following number of shares of the Company’s common stock, par value $.001 per share (the “Option Shares”), at the following purchase price per share (the “Exercise Price”), exercisable in accordance with the following vesting schedule, subject to expiration on the following expiration date (the “Expiration Date”):
Grantee:
Grant Date:
Number of Option Shares:
Exercise Price:    $
Vesting schedule:     One-fourth (1/4) of the Option Shares will vest on each of the first four anniversaries of the Grant Date
Expiration Date:

Terms of Option
1.    Plan
The Option has been granted under the Fenix Parts, Inc. 2014 Amended and Restated Incentive Stock Plan (the “Plan”), which is incorporated in this Agreement by reference. Capitalized terms used in this Agreement without being defined (for example, the term “Committee”) have the same meanings that they have in the Plan.
2.    Vesting and Exercisability
The Option may be exercised in whole or in part at any time prior to its Expiration Date to the extent that it is vested at the time of exercise. Any vested portion of the Option that remains unexercised shall expire on the Option’s Expiration Date, subject to earlier expiration as provided in Paragraph 5 of this Agreement.

EXHIBIT 10.3

Any unvested portion of the Option shall expire on Grantee’s Termination Date unless Grantee’s Termination occurs by reason of his or her death, in which case the Option shall become fully vested as of Grantee’s Termination Date.
The Option shall become fully vested upon a Change in Control, as provided in Article 7 of the Plan, prior to Grantee’s Termination Date.
3.    Manner of Exercise
The Option may be exercised in respect of a whole number of Option Shares (and only in respect of a whole number) by:
(a)    written notice of exercise to the Committee (or the Committee’s designee) at the Company’s principal executive offices which is received prior to the Option’s Expiration Date; together with
(b)    full payment of the Exercise Price of the Option Shares in respect of which the Option is exercised; and
(c)    full payment of an amount equal to the Company’s federal, state and local withholding tax obligation, if any, in connection with the Option’s exercise.
In addition, the exercise of the Option shall be subject to any procedures and policies in effect at the time of exercise that the Committee has adopted to administer the Plan.
4.    Manner of Payment
Grantee’s payment of the Exercise Price of the Option Shares in respect of which the Option is exercised, and his or her payment of the Company’s withholding tax obligation, if any, in connection with the exercise, shall be made by check or by a wire transfer of immediately available funds.
Payment also may be made by means of a “cashless” net exercise through a broker approved by the Plan Administrator for the purpose, pursuant to which the full amount due to the Company is remitted directly by the broker from the net proceeds of the sale of a sufficient number of Option Shares. Payment may also be made in any other manner authorized by the Plan and specifically permitted by the Board at the time of exercise.
5.    Early Expiration of Vested Portion of Option
The vested portion of the Option shall expire as follows:

EXHIBIT 10.3

(a) if Grantee incurs a Termination by reason of his or her death, the Option shall expire on the earlier of the first anniversary of Grantee’s Termination Date or the Option’s Expiration Date; and
(b)    if Grantee incurs a Termination for any reason other than Grantee’s death, the Option shall expire on the earlier of 90 days after Grantee’s Termination Date or the Option’s Expiration Date.
6.    Confidentiality, Nonsolicitation and Noncompetition Agreement
This Agreement and the grant of the Option are subject to Grantee’s (i) entering into the Confidentiality, Nonsolicitation and Noncompetition Agreement which has been provided to Grantee if Grantee has not previously entered into such agreement in connection with Grantee’s receipt of an Award under the Plan (the “Noncompetition Agreement”) or (ii) Grantee’s reaffirmation of the Noncompetition Agreement that Grantee previously entered into in connection with Grantee’s receipt of an Award under the Plan. The Company would not have granted the Option to Grantee without Grantee’s entering into or reaffirming the Noncompetition Agreement.
7.    Transferability
The Option may not be transferred, assigned or pledged (whether by operation of law or otherwise), except (i) as provided by will or the applicable laws of intestacy or (ii) in accordance with Section 5.5 of the Plan. The Option shall not be subject to execution, attachment or similar process.
8.    Interpretation
This Agreement is subject to the terms of the Plan, as the Plan may be amended, but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect Grantee’s rights in respect of the Option without Grantee’s consent.
If there is a conflict or inconsistency between this Agreement and the Plan, the terms of the Plan shall control. The Committee’s interpretation of this Agreement and the Plan shall be final and binding.
9.    No Right to Employment
Nothing in this Agreement shall be considered to confer on Grantee any right to continue to be employed by the Company or a Subsidiary or to limit the right of the Company or a Subsidiary to terminate such employment.
10.    No Stockholder Rights

EXHIBIT 10.3

Grantee shall not have any rights as a stockholder of the Company in respect of any of the Option Shares unless and until Option Shares are issued to Grantee following his or her exercise of the Option.
11.    Governing Law
This Agreement shall be governed in accordance with the laws of the State of Illinois.
12.    Binding Effect
This Agreement shall be binding on the Company and its successors and on Grantee and Grantee’s heirs, legatees and legal representatives.
13.    Effective Date
This Agreement shall not become effective until Grantee’s acceptance of this Agreement and the acceptance or reaffirmation of the Noncompetition Agreement. Upon Grantee’s acceptance of this Agreement and the acceptance or reaffirmation of the Noncompetition Agreement, this Agreement shall become effective, retroactive to the Grant Date, without the necessity of further action by either the Company or Grantee.

Fenix Parts, Inc.

By
Kent Robertson
President and Chief Executive Officer

Acceptance by Grantee

I accept this Stock Option Agreement and agree to be bound by all of its terms. I acknowledge receipt of a copy of the Plan and I (i) agree to enter into the Noncompetition Agreement, a copy of which I acknowledge receipt, if I have not previously entered into such agreement in connection with the receipt of an Award under the Plan or (ii) reaffirm the Noncompetition Agreement that I have previously entered into in connection with the receipt of an Award under the Plan.

[employee name]

EXHIBIT 10.3

Grantee’s address:

[Signature Page for Stock Option Agreement]